Exhibit 99.2

WASTE CONNECTIONS, INC. ANNOUNCES THE ISSUANCE OF $750 MILLION USD OF NOTES AND THE CLOSING OF A $3.2 BILLION USD SYNDICATED CREDIT FACILITY

Toronto, Ontario, June 1, 2016 – Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections”) today announced the issuance and sale of senior unsecured notes having an aggregate principal amount of $750 million USD pursuant to a master note purchase agreement dated as of June 1, 2016 (the “2016 Master Note Purchase Agreement”), and the execution and closing of a revolving credit and term loan agreement dated as of June 1, 2016 with Bank of America, N.A., as agent, and certain other lenders and financial institutions party thereto (the “Credit Agreement”). Under the 2016 Master Note Purchase Agreement, Waste Connections is authorized to issue and sell notes in the aggregate principal amount of $1.5 billion USD, inclusive of the outstanding notes issued today. Under the Credit Agreement, Waste Connections may borrow up to an aggregate principal amount of $3.2 billion USD, which amount may be increased up to a maximum aggregate principal amount of $3.7 billion USD under the terms thereof.

The 2016 Master Note Purchase Agreement and the Credit Agreement were closed in connection with the successful completion, announced earlier today, of the merger transaction involving Waste Connections (formerly Progressive Waste Solutions Ltd. (“Progressive Waste”)) and Waste Connections US, Inc. (formerly Waste Connections, Inc. (“Old Waste Connections”)) (the “Merger”). Approximately $2.2 billion USD of the $3.2 billion USD of credit available under the Credit Agreement was drawn today by Waste Connections to pay off and discharge the indebtedness outstanding under the credit facilities of each of Progressive Waste and Old Waste Connections and for other general corporate purposes.

About Waste Connections

Waste Connections, Inc. is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the United States and Canada. Through its R360 Environmental Solutions subsidiary, the company is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections, Inc. serves more than six million residential, commercial, industrial, and exploration and production customers from a network of operations in 39 states, the District of Columbia and six provinces. The company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial information, including this release, are available on the Waste Connections website or through contacting us directly at (832) 442-2200.

CONTACTS:

Worthing Jackman / (832) 442-2266	Mary Anne Whitney / (832) 442-2253
worthingj@wasteconnections.com	maryannew@wasteconnections.com

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